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                                                               Exhibit 10.18


                                                            December 2, 1999
Mr. Steven L. Bock
10 Graystone Lane
Weston, Massachusetts 02493

                      Re: Amendment to Employment Agreement
                          ---------------------------------
Dear Steven:

     Reference is made to that certain Amended and Restated Employment Agreement between SPECIALTY CATALOG CORP., a Delaware corporation ("Specialty"), SC CORPORATION, a Delaware corporation ("SC"; together with Specialty, sometimes referred to as the "Corporation"), and you ("Executive"), dated as of October 15, 1996, as amended by that certain First Amendment thereto dated June 24, 1999 (as heretofore amended, and as amended hereby, the "Employment Agreement"). We acknowledge that Executive has previously resigned, effective as of December 31, 1999, from employment with the Corporation pursuant to the terms of the Employment Agreement (the "Resignation").

     As you know, the Corporation is contemplating entering into a transaction in which Golub Associates Incorporated ("Golub") or a related entity would acquire all of the outstanding common stock of Specialty. Such a transaction is subject to numerous conditions, and is expected to close during the first quarter of 2000. The Corporation wishes to encourage Executive to withdraw the Resignation and to commit to remain in the employ of the Corporation until the earlier (the "End Date") of a. the Closing of the Golub transaction, if any, or
b. June 30, 2000. In consideration for the making of such commitment (whether or not the Golub transaction should ever close), the Corporation is willing to provide certain benefits and a bonus to Executive to encourage him to remain in the employ of the Corporation, and has formally adopted a resolution approving the arrangements contemplated by this letter agreement and authorizing the execution and delivery of this letter agreement with Executive, a copy of which resolution has been provided to Executive prior to the execution and delivery of this letter agreement.

     The purpose of this letter agreement is to confirm the agreement of the Corporation and Executive, each of whom intends to be legally bound hereby, as follows:

1. The purpose of this Agreement is to amend the Employment Agreement. To the extent that the Employment Agreement is inconsistent herewith, the provisions of this letter agreement shall govern; to the extent the Employment Agreement is not inconsistent herewith, it shall survive. The Corporation and Executive acknowledge and agree that there are no existing defaults under the Employment Agreement.

2. The Resignation, effective as of December 31, 1999, is hereby rescinded and withdrawn, effective immediately, and the Executive's employment shall continue through and terminate automatically at the close of business on June 30, 2000 without the necessity of any party's providing notice of termination to the other.

3. Executive's base salary shall be $325,000 per annum, effective as of October 24, 1999. Executive shall be compensated at his base salary rate through June 30, 2000, but such base salary shall be earlier terminated in the event (but only in the event) that Executive terminates his employment with the Corporation prior to the End Date for any reason not described in the Section 7(a)(i) or 7(a)(ii) or 7(b) of the Employment Agreement, or the Corporation properly terminates Executive's employment prior to the End Date for any reason set forth in Section 7(a)(iii), 7(a)(iv), 7(a)(v), or 7(a)(vi) of the Employment Agreement.

4. Section 7(a)(vii) of the Agreement is hereby deleted in its entirety for all purposes.

5. Anything contained in the Employment Agreement to the contrary notwithstanding, the Corporation shall pay to Executive on January 1, 2000 the amount of $325,000. The obligation to make such payment shall be unconditional, and the making of such payment by the Corporation shall satisfy in full any and all severance obligations the Corporation may now or at any time hereafter have to Executive under the Employment Agreement.
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6. The Corporation shall pay to Executive a bonus (the "Stay Bonus") in the aggregate amount of $175,000 in exchange for Executive's remaining in the Corporation's employ until the End Date, subject to earlier termination as may be provided by the Employment Agreement. The Stay Bonus shall be payable in three (3) installments, as follows:

     i.   one installment of $75,000 on January 1, 2000;

     ii. a second installment of $50,000 on the earlier of (1) the date five days after the Termination Date (as defined in the first sentence of Section 8 of that certain Stockholders Agreement dated as of even date herewith among Golub, Executive and certain others (the "Stockholders Agreement")), and (2) the End Date; and

     iii. a third installment of $50,000 on the earlier of (1) the date thirty days after the Termination Date (defined as set forth above), and (2) the End Date.

     The Stay Bonus shall be payable whether or not the Golub transaction, or any other transaction, shall be entered into, approved or consummated. The Stay Bonus shall be payable in full to Executive as aforesaid, but the Stay Bonus shall be forfeited by Executive (and, to the extent previously received by Executive, shall be returned to the Corporation immediately upon demand) in the event (but only in the event) that Executive terminates his employment with the Corporation prior to the End date for any reason not described in Section 7(a)(i) or 7(a)(ii) or 7(b) of the Employment Agreement, or the Corporation properly terminates Executive's employment prior to the End date for any reason set forth in Section 7(a)(iii), 7(a)(iv), 7(a)(v) or 7(a)(vi) of the Employment Agreement.

7. All options granted to Executive (including, but not limited to, all options referred to in the Employment Agreement), if and to the extent the same shall not have previously vested, shall automatically vest on December 31, 1999, all restrictions against exercising such options (except such as may be required by law) set forth in the Employment Agreement shall lapse simultaneously with the execution and delivery of this letter agreement, and all such options shall be and remain fully exercisable in accordance with their respective terms, without regard to any provision in the Employment Agreement which would otherwise shorten any such term or terms.

10. The reasonable fees and expenses of Executive's legal counsel in connection with the drafting, negotiation and execution of this letter agreement and in connection with all aspects of the Golub transaction shall be borne and paid directly by the Corporation.

11. Any and all amounts which may become due to Executive under the Employment Agreement and which remain unpaid after the due date upon which they become due shall bear interest at the rate of 18% per annum, compounded monthly, or, if lower, the highest rate permitted by applicable law. It is hereby understood that this provision does not constitute a consent or agreement on the part of Executive to extend or postpone the time of any payment beyond the scheduled date for payment.

12. Executive and his family shall receive health and related benefits as currently provided through the End Date and for a period of one year thereafter.

Your signature set forth below indicates your acceptance of all terms and conditions set forth in this letter agreement.

                                          Very truly yours,

                                          SPECIALTY CATALOG CORP.
                                          by: /s/ Thomas McCain
                                             -------------------------------
                                             Thomas McCain
                                             SVP & CFO

                                          SC CORPORATION
                                          by: /s/ Thomas McCain
                                             -------------------------------
                                             Thomas McCain
                                             SVP & CFO

ACCEPTED AND AGREED this 2nd day of December 1999.

/s/ Steven L. Bock
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Steven L. Bock